COMMUNITY HEALTH SYSTEMS, INC.

2019 EMPLOYEE PERFORMANCE INCENTIVE PLAN

January 1, 2019

(as amended and restated September 13, 2023)

Table of Contents

Page

ARTICLE I PURPOSE 1
ARTICLE II DEFINITIONS 1
ARTICLE III administration 2
ARTICLE IV performance incentive awards 3
ARTICLE V Payment of Performance Incentive Awards 8
ARTICLE VI Miscellaneous 10

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COMMUNITY HEALTH SYSTEMS, INC.

2019 EMPLOYEE PERFORMANCE INCENTIVE PLAN

(AS AMENDED AND RESTATED SEPTEMBER 13, 2023)

ARTICLE I

PURPOSE

The purpose of the Community Health Systems, Inc. 2019 Employee Performance Incentive Plan (the “Plan”), as amended and restated effective as of September 13, 2023 (the “Effective Date”), is to promote the interests of Community Health Systems, Inc. and its subsidiaries and affiliates (together, the “Company”) and its stockholders by providing additional compensation as incentive to certain employees of the Company or its subsidiaries and affiliates who contribute materially to the success of the Company.

ARTICLE II

DEFINITIONS

The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

2.1 “Award” shall mean bonus incentive compensation paid in cash.

2.2 “Beneficiary” means the person, persons or estate entitled to receive payment under the Plan following a Participant’s death.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Cause” shall mean:

(a) in the case of a Participant whose employment with the Company is subject to the terms of an employment agreement between such Participant and the Company, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b) in all other cases, the Participant’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit, (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (v) material violation of any of the Company’s written rules or policies.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the Compensation Committee of the Board.

2.7 “Company” shall have the meaning set forth in Article I.

2.8 “Determination Date” means the date on which the Performance Goals are set which shall be at a time when the outcome of the Performance Goals are substantially uncertain.

2.9 “Deferred Bonus Award” shall mean any Award whose payment has been designated by the Plan Administrator or Committee to be deferred as set forth in Section 5.2.

2.10 “Fiscal Period” shall mean the Company’s fiscal year of 12 months commencing on January 1 of each year and ending the following December 31, any fiscal quarter therein, or any other fiscal period, in any such case, as may be determined by the Board or Plan Administrator pursuant to this Plan.

2.11 “Participant” shall mean an employee of the Company as may be designated by the Plan Administrator to participate in the Plan with respect to any Fiscal Period.

2.12 “Participation Period” shall mean the period of time during which an individual is actually a Participant in the Plan for any Fiscal Period.

2.13 “Performance Objective” shall mean one or more performance goals based on the criteria described in Section 4.3 and established as described herein with respect to an individual Participant for the Fiscal Period.

2.14 “Plan” shall have the meaning set forth in Article I.

2.15 “Plan Administrator” shall have the meaning set forth in Section 3.1.

2.16 “Pro-Rata Award” shall have the meaning set forth in Section 5.8.

2.17 “Qualifying Termination” shall mean the termination of the Participant’s employment due to death, disability, termination without Cause, and, if such Participant is a party to a change in control agreement with the Company and “good reason” is defined in the change in control agreement, a termination by the Participant for “good reason” as such term is defined in the Participant’s change in control agreement.

2.18 “Regulations” shall have the meaning set forth in Section 3.3.

2.19 “Section 409A” shall mean Section 409A of the Code and the applicable Treasury Regulations and guidance promulgated thereunder.

2.20 “Treasury Regulation” shall mean a regulation promulgated by the United States Department of the Treasury.

ARTICLE III

ADMINISTRATION

3.1 The Plan shall be administered by the Committee (the “Plan Administrator”), except as otherwise provided herein.

3.2 Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company, or to a committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, (i) to grant Awards (including the determination of the matters described in Section 4.1) to or to cancel, modify or waive (without any liability) rights with respect to, or (ii) to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, or who are otherwise not subject to such provision. References to the Plan Administrator in the Plan shall include, with respect to Awards described in this Section 3.2, such officers to whom the Committee has delegated such authority.

3.3 The Plan Administrator may, from time to time, (i) adopt rules and regulations (“Regulations”) for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Plan Administrator shall deem appropriate, and (ii) alter, amend or revoke any Regulation so adopted.

3.4 The interpretation and construction of any provision of the Plan by the Plan Administrator shall be final and conclusive.

3.5 No member of the Board, including members of the Committee, nor any officers to whom authority is delegated pursuant to Section 3.2 of the Plan, shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder or for any action, failure to act, determination or interpretation made by another member, officer, agent or employee of the Board, the Committee or the Company in administering this Plan. The Company hereby agrees to indemnify each member of the Board, including members of the Committee, and the Chief Executive Officer and the Chief Financial Officer of the Company and any officer of the Company to whom authority is delegated pursuant to Section 3.2 of the Plan, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising by reason of an event(s) described in the immediately preceding sentence.

ARTICLE IV

PERFORMANCE INCENTIVE AWARDS

4.1 For any Fiscal Period of the Company, the Plan Administrator shall determine the following:

(a) The employees who will be eligible to participate in the Plan for such Fiscal Period;

(b) The Performance Objectives applicable to an Award; and

(c) Whether the Award will be a Deferred Bonus Award.

The basis(es) for determining the amount of the Awards shall be dependent upon the attainment by the Company of specified Performance Objectives, as further described in Section 4.3. The Plan Administrator shall decide at the time of the grant of an Award whether the Award will be a Deferred Bonus Award subject to the provisions set forth in Section 5.2.

Participants may be granted more than one Award in respect of any Fiscal Period, which Awards may be subject to the attainment of different Performance Objectives or may be subject to different payment criteria.

4.2 The Plan Administrator shall establish in writing one or more Performance Objectives based on the criteria described in Section 4.3 of the Plan no later than the Determination Date. In establishing Performance Objectives, the Plan Administrator shall also state the method for computing the amount of the Award payable to the Participant if a Performance Objective(s) is attained. No Award shall be paid to a Participant unless the Plan Administrator, in its sole discretion, determines that the Performance Objectives applicable to the Participant have been achieved.

4.3 The Performance Objective(s) for Awards under the Plan may relate to financial performance, qualitative and/or other performance, or a combination thereof, and may include, without limitation, one or more of the following Performance Objectives:

(1) Financial Performance Criteria:

a. Earnings per share (or adjusted earnings per share);

b. Continuing operations earnings per share;

c. Operating income;

d. Gross income;

e. Net income (before or after taxes);

f. Cash flows from operating activities or free cash flow;

g. Gross profit;

h. Gross profit return on investment;

i. Gross margin return on investment;

j. Gross margin;

k. Operating margin;

m. Working capital;

n. Earnings before interest and taxes;

o. Earnings before interest, tax, depreciation and amortization (“EBITDA”), adjusted EBITDA, and EBITDA-based (or adjusted EBITDA-based) goals, including (without limitation) EBITDA (or adjusted EBITDA) target, region hospital EBITDA (or adjusted EBITDA), EBITDA (or adjusted EBITDA) margin, and EBITDA (or adjusted EBITDA) margin improvement;

p. Return on equity;

q. Return on assets;

r. Return on capital;

s. Return on invested capital;

t. Net revenues;

u. Region hospital revenue;

v. Gross revenues;

w. Revenue growth;

x. Annual recurring revenues;

y. Recurring revenues;

z. Service revenues;

aa. License revenues;

bb. Cash receipts targets;

cc. Sales or market share;

dd. Total shareholder return;

ee. Total shareholder return percentile rank target;

ff. Non-self pay admissions growth;

gg. Region hospital non-self pay admissions growth;

hh. Economic value added;

ii. Specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

jj. Bad debt expense;

kk. Uncompensated care expense;

ll. The fair market value or trading price of a share of stock;

mm. Valuations or trading prices of other securities issued by the Company or its subsidiaries;

nn. Days net revenue in net patient accounts receivable;

oo. The growth in the value of an investment in the stock assuming the reinvestment of dividends; and/or

pp. Reduction in operating expenses.

(2) Qualitative and Other Performance Criteria:

a. Physician and mid-level provider recruitment;

b. Capital expenditures;

c. Capital expenditures within the established capital budget;

d. Overall clinical compliance;

e. Physician practice (clinic) operating results;

f. Physician practice (clinic) operations improvement;

g. Meaningful use reimbursement;

h. Peer group performance in volume, revenue, earnings growth, and stock price appreciation;

i. Key operating statistics;

j. Case/resource management program;.

k. Productivity management;

l. Quality indicators/clinical compliance;

m. Patient safety;

n. Patient experience;

o. Employee engagement;

p. Operating expenses per equivalent patient day;

i. Operating expenses are all income statement expenses excluding rent, depreciation, amortization, management fee expense and interest expense;

ii. Equivalent patient days is a method of adjusting the number of patient days to compensate for outpatient service rendered;

q. Performance improvements;

r. Adjusted admissions growth;

s. Exceeding industry performance;

t. Criteria related to environmental, social and governance (ESG) matters; and/or

u. Discretionary. An amount equal to a specified percentage of each Participant’s salary or a lump sum amount may be awarded based upon other criteria determined by the Plan Administrator that recognize accomplishments of a Participant during the year. Focus may be on quality, service, regulatory compliance, and accomplishment of specific unique projects, among other items.

The Plan Administrator may define such Performance Objectives with reference to generally accepted accounting principles (“GAAP”) where applicable, or may adopt such definitions or modifications of GAAP as it deems appropriate. Performance Objectives may be set at a specific level or may be expressed as relative to prior performance or to the performance of one or more other entities or external indices and may be expressed in terms of a progression within a specified range. Performance Objectives may also be based upon individual Participant performance goals, as determined by the Plan Administrator in its sole discretion. In addition, the Plan Administrator may at the time Performance Objectives are determined for a Fiscal Period, or at any time prior to the final determination of Awards in respect of that Fiscal Period, provide for the manner in which performance will be measured against the Performance Objectives to reflect the impact of (i) any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Company’s stock, (ii) specified corporate transactions, (iii) special charges, (iv) changes in tax law or accounting standards required by generally accepted accounting principles, (v) changes in government reimbursement policies, (vi) event(s) either not directly related to the operations of the Company or not within reasonable control of the Company’s management; (vii) other extraordinary or nonrecurring events, and/or (viii) any other events as may be determined by the Plan Administrator.

In addition, and notwithstanding anything to the contrary contained herein, Awards may be based on the Performance Objectives set forth herein or on such other Performance Objectives as determined by the Plan Administrator in its sole discretion. The Committee may also adjust, modify or amend the aforementioned Performance Objectives.

4.4 At any time after the commencement of a Fiscal Period for which Performance Objectives have been determined, but prior to the last day of such period, the Plan Administrator may, in its sole discretion, add Participants (subject to Section 5.5), decrease targets, or increase or add to an Award(s).

ARTICLE V

PAYMENT OF PERFORMANCE INCENTIVE AWARDS

5.1 Payment of Awards. Subject to Section 5.2 and such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid as provided in this Section 5.1. As soon as practicable after the end of the Fiscal Period, the Plan Administrator shall determine the extent to which Awards have been earned on the basis of the actual performance in relation to the Performance Objectives as established for that Fiscal Period. Once determined, an Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Award as set forth in the Performance Objectives for his or her Award. Notwithstanding the foregoing or anything contained herein to the contrary, a lump sum discretionary Award may be paid to any Participant at any time (subject to compliance with Section 409A) in respect of any Fiscal Period. No Awards shall be paid to a Participant unless and until the Plan Administrator has determined that applicable Performance Objectives established with respect to the Participant have been achieved. Subject to the foregoing, Awards or Pro-Rata Awards shall be paid at such time or times as are determined by the Plan Administrator; provided that, subject to Section 5.8, in no event shall the payment of any Awards or Pro-Rata Awards under the terms of the Plan be made to a Participant or Beneficiary later than the last day of the applicable 2½ month period immediately following the end of the year for which such Award or Pro-Rata Award has been determined for a Performance Period.

5.2 Payment of Deferred Bonus Awards. Subject to such other conditions as are provided in the Plan, the Deferred Bonus Awards shall be paid as follows:

(a) As soon as practicable after the end of the Fiscal Period, the Plan Administrator shall determine the extent to which Awards designated as Deferred Bonus Awards have been earned on the basis of the actual performance in relation to the Performance Objective as established for that Fiscal Period. Once determined, a Deferred Bonus Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Deferred Bonus Award as set forth in the Performance Objectives for his or her Deferred Bonus Award. Subject to the foregoing, Deferred Bonus Awards shall be paid on such date or dates following the Fiscal Period in which such Deferred Bonus Award had been determined and shall be subject to such continued employment requirements as the Plan Administrator shall determine at the time the Deferred Bonus Award is granted.

(b) Notwithstanding the foregoing, (i) if a Pro-Rata Deferred Bonus Award becomes payable pursuant to Section 5.8 hereof, then such Pro-Rata Deferred Bonus Award shall be paid to the Participant or Beneficiary no later than 2 1⁄2 months following the last day of the year for which such Deferred Bonus Award has been determined, and (ii) if a Qualifying Termination occurs after the end of the Fiscal Period in respect of which a Deferred Bonus Award is earned, the Deferred Bonus Award shall be paid to the Participant or Beneficiary within 30 days after the later of (x) the date of such termination, or (y) the date that the amount of the Deferred Bonus Award is determined pursuant to Section 5.2(a).

(c) If the short-term deferral exemption under Section 409A is unavailable, the Deferred Bonus Awards shall be granted and administered in a manner that complies with Section 409A, including the requirement that a Participant’s election to defer payment of a Deferred Bonus Award shall be made prior to the year in which such Deferred Bonus Award is earned. Payment of any Deferred Bonus Award shall be made only on a fixed date or dates or upon the occurrence of specified events permitted under Section 409A all of which shall be established at the time the Award is granted. Payment of Deferred Bonus Awards may not be further deferred beyond the payment date or dates specified in the Award at the time it is granted and may not be accelerated except as may be permitted under Section 409A.

5.3 The maximum amount that any individual Participant may receive relating to Awards made in respect of the performance in any fiscal year of the Company may not exceed ten million dollars ($10,000,000).

5.4 There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government entity in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate. The Plan Administrator may allow Participants to elect to have the deduction of taxes cover the amount of any applicable tax (the amount of withholding tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).

5.5 Any individual who becomes a Participant in the Plan due to employment, transfer or promotion during a Fiscal Period may be eligible to receive a partial Award as may be determined by the Plan Administrator based upon the Participant’s base salary for the Participant’s Participation Period and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Period or such shorter period established by the Plan Administrator. In no event, however, shall partial Awards be made to any Participant with a Participation Period in respect of any Fiscal Period of less than 25% of the Fiscal Period, except for discretionary Awards under Section 4.3(2)(u).

5.6 Awards may be adjusted for changes in responsibility, multiple facility responsibility and reassignments of a duration of at least three consecutive months.

5.7 Except as provided in Section 5.8 or as otherwise determined in the sole discretion of the Plan Administrator, no Award shall be paid to a Participant who is not employed by the Company on the last day of the Fiscal Period for which an Award is to be or was earned.

5.8 If a Participant’s employment is terminated in a Qualifying Termination prior to the payment of an Award (including a Deferred Bonus Award), the Participant shall receive an Award (including a Deferred Bonus Award, if applicable) based upon his or her level of achievement in relation to the Performance Objectives established for the entire Fiscal Period multiplied by a fraction, the numerator of which is the number of days in the Participation Period and the denominator of which is the number of days in the Fiscal Period (a “Pro-Rata Award”). If such termination occurs after the end of the applicable Fiscal Period but before the payment of the Award, such fraction shall be one (1). Pro-Rata Awards (including Deferred Bonus Awards) payable pursuant to this Section 5.8 shall be paid in accordance with Sections 5.1 and 5.2, as applicable. Notwithstanding the foregoing, if a Participant is a party to an agreement or is a participant in any other plan that provides for a pro-rata payment of any Award under this Plan, the application of this Section 5.8 shall not result in a duplication of payment to the Participant under circumstances in which an Award is payable pursuant to this Section 5.8.

5.9 Notwithstanding anything contained in the Plan to the contrary, the Plan Administrator in its sole discretion may reduce the amount of any Award whose Performance Objectives are based on one or more of the “qualitative and other performance criteria” listed in Section 4.3(2) for any Participant to any amount, including zero, prior to the end of the Fiscal Period for which such Award is earned.

5.10 Payment of each Award to a Participant shall be subject to the following provisions and conditions:

(a) No Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant have been satisfied. Nothing contained in the Plan or in the Regulations shall require the Company to segregate cash or other property for purposes of payment of Awards under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company to dismiss and/or discharge any employee at any time.

(b) No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.

ARTICLE VI

MISCELLANEOUS

6.1 By accepting any benefits under the Plan, each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board, the Plan Administrator, the Committee or any other committee appointed by the Board.

6.2 Any action taken or decision made by the Company, the Board, the Plan Administrator, the Committee, or any other committee appointed by the Board in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants, the Beneficiaries, and all other persons having any interest therein.

6.3 The Board, the Plan Administrator, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

6.4 The Board or the Committee may alter, amend, suspend or terminate, or waive any provisions of, the Plan; provided, however, that, except as permitted by the Plan, no such alteration, amendment, suspension, termination or waiver shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the respective Participant.

6.5 As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) Give any person any right to participate in the Plan other than at the sole discretion of the Plan Administrator;

(b) Give any person any rights whatsoever with respect to an Award except as specifically provided in this Plan;

(c) Limit in any way the right of the Company to terminate the employment of any person at any time; or

(d) Be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

6.6 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

6.7 The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

6.8 A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated Beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

6.9 Nothing in the Plan or in any notice of any Award shall confer upon any person the right to continue in the employment of the Company or any affiliate or affect the right of the Company or any affiliate to terminate the employment of any Participant.

6.10 Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payment of an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

6.11 It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan and the terms of any Award shall be interpreted and construed accordingly. To the extent that payment of any Award is contingent upon a Participant’s execution of a release and the applicable time period within which a release must be executed spans two taxable years, such Award shall be payable during the second taxable year. The Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. If a Participant is a “specified employee” for purposes of Section 409A, the payment upon a termination of employment of any Award which is subject to Section 409A shall not be paid until one day after the date which is six (6) months from the date of termination.

6.12 In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

6.13 Any Award granted pursuant to this Plan to any Participant (whether or not evidenced by any written or electronic instrument between the Company and the Participant) shall be subject to forfeiture, repayment, reimbursement or other recoupment to the Company (i) to the extent provided in the Company’s Amended and Restated Clawback Policy, as it may be amended from time to time (the “Clawback Policy”), (ii) to the extent that Participant in the future becomes subject to any other recoupment or clawback policy or provisions hereafter adopted by the Company (such policies and/or provisions referenced in clause (i) or this clause (ii), the “Policies”), and (iii) to the extent provided under any applicable laws and/or listing standards which impose mandatory recoupment, including pursuant to the Sarbanes-Oxley Act of 2002. The Company may utilize any method of recovery specified in the Policies in connection with any Award recoupment pursuant to the terms of the Policies. In addition, without limiting the foregoing, pursuant to its general authority to determine the terms and conditions applicable to Awards granted under the Plan, the Plan Administrator shall have the right, as a condition to any Award, to provide, in an agreement, or to require a Participant to agree by separate written or electronic instrument at or after grant, that all Awards will be subject to repayment or reimbursement to the extent set forth in any recoupment or clawback provisions which may be included in any such agreement or separate instrument. The provisions of the Clawback Policy will apply to any Awards made pursuant to this Plan (whether such Awards related to a Fiscal Period ending prior to or following the Effective Date) to the extent provided in the Clawback Policy. In addition, effective as of the Effective Date, the provisions of Section 6.14(b) of the Prior Plan (as defined in Section 6.14 below) will no longer have any force or effect, provided that Section 6.14(b) of the Prior Plan will continue to be applicable to the extent provided in the

Clawback Policy with respect to Awards that relate to a Fiscal Period that ended prior to the Effective Date.

6.14 This Plan amends and restates, and fully supersedes, the Community Health Systems, Inc. 2019 Employee Performance Incentive Plan, as amended and restated effective as of February 15, 2023 (the “Prior Plan”) in its entirety; provided, however, that, except as otherwise provided in Section 6.13 above, any outstanding Awards made prior to the Effective Date shall be subject to the terms of the Prior Plan as in effect at the time such Award was made.